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                                                                 EXHIBIT 10.3(a)





                          JOHNSTON INDUSTRIES, INC.

                          EXECUTIVE INSURANCE PLAN


                            AMENDED AND RESTATED

                           EFFECTIVE MAY 21, 1984

                                     FOR
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             Johnston Industries, Inc. Executive Insurance Plan




                                  Foreword




           Johnston Industries, Inc. established the Executive Insurance Plan in 1974 for a select group of executives to supplement the benefit level provided by other insurance and retirement plans sponsored by the company for its employees. When added to those basic benefits, the program brings the expected total benefits up to a level commensurate with the needs of these executives. The purpose of the plan is to provide life insurance benefits or pre- or post-retirement income for its senior management. The company reserves the options specified in the plan necessary to allow timely decisions in the operation of the plan as it judges is in the best interest of the company and the executives. While it is the intent of the company to maintain the plan, the company retains the right to terminate the plan subject to its provisions outlined in the Plan Description.

           The purpose of this restatement of the plan is to give each participant a document explaining how the plan works and how the company intends to administer the plan and to reassure those participants who have come to depend upon the plan of the company's continued support.
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                                Plan Summary




           Participants in the plan are selected executives of Johnston Industries, Inc. and its subsidiaries.

           The cost of the plan is financed principally by the company through payment of premiums for a life insurance policy(ies) on the life of the executive. It provides life insurance benefits for the executive's beneficiary, should the executive die before retirement, or cash reserves which will fund contemplated payments to the executive or his beneficiary at retirement.

           The owner of the life insurance is the executive with a collateral assignment to the company of an amount equal to its contributions.

           The amount of death benefit is up to three times the executive's pay. Upon death, the company will recover its contribution and the net death benefit will be paid to the executive's beneficiary.

           The amount of the supplemental retirement benefit is the total face amount of all insurance policies issued paid monthly over 120 months. This would, in most instances, approximate three times the executive's latest annual salary. No executive will receive increases in insurance plan coverage which recognizes annual compensation in excess of $100,000. Company directors will not receive benefits beyond those originally awarded at entry to the plan.

           Upon termination of employment the executive will receive 100% of cash values in the life insurance policy(ies) in excess of the company's contributions, plus 100% of the remaining cash values after the executive has participated in the plan for ten years. Such cash values which are payable to the executive will be paid as outlined in the detailed Plan Description.

           If the plan is terminated after the executive has participated in the plan for ten years, the total cash values as provided in the life insurance policy will be paid to the executive as outlined in the detailed Plan Description.

           If the executive becomes disabled after five years participation in the plan, he will receive 100% of the cash values as provided in the life insurance policy(ies) as outlined in the detailed Plan Description.
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                                PLAN DESCRIPTION


   I. Participants

      Selected executives of the company and its subsidiaries have been granted insurance policy(ies) under Split Dollar Agreements with the Company.


  II. Contributions

      (A) By the Executives - an amount equal to the value of the life insurance protection received by the executive.

             NOTE: Federal Income Tax provisions require that a participant include in reportable income the "value" of death benefits provided under a plan such as this, unless the participant contributes an amount which is equal to that "value". The participant's contributions were calculated to be that "value", and thus eliminates the additional tax. "Value" is described in the Internal Revenue Code.

      (B) By the Company - the difference between the premium of a life policy(ies) on the executive's life and the executive's contribution.


 III. Funding

      Life insurance upon the executive's life in an amount approximately three times annual compensation, subject to a "Split Dollar" agreement and collateral assignment(s).

      (A)   Death Benefit Funding

             Life insurance proceeds paid at death distributed between company and beneficiary whereby the company receives the aggregate of its contributions, and the remainder is paid to the executive's beneficiary.

      (B)    Termination, Disability, or Retirement Funding

             This funding allows for possible use by the company of life insurance cash surrender values, with options to pay these benefits from cash value loans or from corporate cash flow, with recovery from ultimate life insurance death benefits reserved to the company.

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  IV. Changes in Life Insurance Coverage

      (A)    Increases in Life Insurance Coverage

             Unless expressly denied by the Administrative Committee, executive coverage will be increased at the plan anniversary (if so elected by the executive) when base salary increases since the last benefit increase equal or exceed $5,000.

      (B)    Limitation of Life Insurance Coverages

             Directors will not receive plan increases beyond those originally awarded at entry to the plan. No executive will receive increases in insurance plan coverage which is based on that portion of compensation in excess of $100,000 per year.


   V. The Life Insurance

      (A)    Owner - The executive.

      (B)    Collateral Assignee - The company.

      (C) Type insurance - Varied. Selected with the purpose of obtaining the highest pre-retirement net death benefit for the executive's beneficiary consistent with obtaining adequate cash values to fund post-retirement benefits.


  VI. Benefits

      (A)    Upon Death Before Retirement

             (1) Amount of benefit upon death - 100% of death benefit in excess of the aggregate of the company contribution.

             (2) Immediately upon submission of the claim papers, lump sum payment to the beneficiary in an amount equal to (a) face amount of the life insurance policy(ies) plus (b) additional sums of life insurance from dividends, if any, less (c) the total of the company's contributions.


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      (B)    Upon Termination of Employment

             (1) Executive will receive 100% of cash values in excess of the company's contributions; plus 100% of the remaining cash values after the executive has participated in the plan for ten years.

             (2) The committee may elect to pay immediately the benefit described in (B) (1) either in cash, or by transfer of the policy(ies) to the executive; or to defer such payments for a period of time not to exceed five years. If payment is deferred, the executive will transfer ownership of the policy(ies) to the company, which will exercise the paid up insurance option; and at the end of deferral the value of the payment shall be the value of the policy(ies) at the time of termination of employment, plus such enhancements as may occur from increases in cash values or dividends until such payment is elected by the committee.

      (C)    Upon Disability

             (1) Executive will receive 100% of cash values in excess of the company's contributions; plus 100% of the remaining cash values if the executive has participated in the plan five years before termination of employment due to disability.

             (2)  The committee may elect to:

                  (a) Pay the benefits described within 30 days of termination of employment due to disability by transfer of the company's interest in the policy(ies) to the executive; or

                  (b) Pay to the executive or his beneficiary in equal monthly installments over 120 months, an amount equivalent to the total policy(ies) cash values increased by the federal tax benefit realized by the company on payments to the executive. The federal tax benefit is to be computed using the rate in existence when executive's payments begin; or

                  (c) The committee may elect some other period or method of payment which is actuarially the equivalent in value if it deems such alternate method to be beneficial to the executive and consistent with the company's purposes.

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                  (d)  If (2) (b) or (2) (c) of the above is awarded, the
                       executive will transfer his interest in the policy(ies) to the company before payments begin.

                  (e) In no event will benefits payable exceed those payable under the normal retirement provisions of Section VI
                       (E).

      (D)    Upon Termination of the Plan

             (1) Executive will receive 100% of cash values in excess of the company's contributions; plus 100% of the remaining cash values after the executive has participated in the plan for ten years.

             (2)  The committee may elect to:

                  (a) Pay the benefits described in (D) (1) within 30 days after such termination by transfer of company's interest in the policy(ies) to the executive; or

                  (b) Pay to the executive or his beneficiary, in equal monthly installments over 120 months, an amount equivalent to the total policy(ies) cash values increased by the federal tax benefit realized by the company on payments to the executive. The federal tax benefit is computed using the rate in existence when executive payments begin; or

                  (c) The committee may elect some other period or method of payment which is actuarially the equivalent in value if it deems such alternate method to be beneficial to the executive and consistent with the company's purposes.

                  (d) If (2) (b) or (2) (c) of the above is awarded, the executive will transfer his interest in the policy(ies) to the company before payments begin.

                  (e) In no event will benefits payable exceed those payable under the normal retirement provisions in Section VI
                       (E).




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      (E)    Upon Retirement

             (1) Executive is awarded the life insurance policy(ies) subject to payment of total company contributions to the company; or

             (2)  Executive is awarded supplemental retirement income benefit:
                  An amount equal to 100% of the initial face amount(s) of the insurance policy(ies).

             (3) In order to pay the benefits described in (E) (1) and (E) (2) the committee may elect to:

                 (a) Transfer its interest in policy(ies) to the executive in exchange for payment by the executive to the company of a sum equal to the company's contribution to the plan: or

                 (b) Pay to the executive or his beneficiary, in equal monthly installments over 120 months, an amount which is equal to the initial face amount of the policy(ies) on the life of the executive; or

                 (c) Extend some other period or method of payment which is actuarially the equivalent in value of (3) (b) above if it deems such alternate method to be more beneficial to the executive and consistent with company purposes.

             (4) Should the company request the executive to remain
                 active past age 65, and should the executive agree, the total payments will be:

                  (a) Initial face amount(s) of the policy(ies) enhanced by additional death benefits resulting from dividends during the extension of active employment.


 VII. Definitions

      (A)    Actuarially the Equivalent in Value

             The plan provides that in the case of disability (Section VI (C)
             (2) (c)) or termination of the plan (Section VI (D) (2) (c)) the committee may elect "some other period or method of payment which is actuarially the


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             equivalent in value."  The term "actuarially equivalent in value"
             means that recognition shall be given in computing such other periods or methods to appropriate time values of money and mortality rates.

      (B)    Administrative Committee

             Or "Committee" means those who control the plan, including decisions on time of payment or benefits, type of benefits to be awarded, or other matters necessary to the effective function of the plan. This committee shall consist of the Chief Executive Officer of Johnston Industries, Inc., the Senior Vice President/Finance and Administration, and the Secretary/Treasurer.

      (C)    Collateral Assignment

             An agreement for assignment of the life insurance policy(ies) by the executive to the company as collateral security for the repayment of total contributions.

      (D)    Disability

             For the purposes of this plan, disability of a participant shall be determined by the Administrative Committee; which shall take as a guideline, but not be restricted thereto, the provisions for "waiver of premium" in the life insurance policy(ies).

      (E)    Participation

             Participation in the plan shall start on the date of application for the first insurance policy granted to the executive under the plan.

      (F)    Plan

             The term Plan refers to the Johnston Industries, Inc. Executive Insurance Plan as defined in this document or as defined in subsequent amendments of this document.

      (G)    Plan Anniversary

             The plan anniversary means the annual premium payment date of the first life insurance policy granted to the executive under the plan.



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      (H)    Retirement Age

             Normal retirement is considered to be age 65, but the committee acting on the request of the company with concurrence of the executive, may defer or accelerate the date of retirement.

      (I)    Salary

             The various terms used in the plan to indicate annual earnings (i.e., salary, compensation, pay, base pay) shall mean the total W-2 earnings paid to a participant by the company during a calendar year, but excluding special incentive compensation, severance pay, or other special forms of compensation.

      (J)    Split Dollar Agreement

             An Agreement between the executive and the company which defines the operation of the split dollar insurance program including company loans for premium payments, provision for loan repayment and ownership of the insurance policy(ies).


VIII. Procedure for Transferring Values

      (A)    Where lump sum cash or transfer of the policy(ies) is awarded:

             (1) The company will obtain a cash value loan for its share (if any) then transfer the policy(ies), subject to the loan, to the executive; or

             (2) The executive will pay to the company its total premium contribution. The company then will transfer the policy(ies) to the executive.

      (B) Where monthly installments are awarded, the executive will transfer his/her share policy(ies) values to the company by executing an absolute assignment to the company.


  IX. Continuance of the Plan

      While it was Johnston Industries' original intent, and so remains, to continue the plan, the company must necessarily retain the right to terminate the plan.

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